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                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
                     ---------------------------------------


         This Third Amendment to Employment Agreement (this "Third Amendment") is entered into as of January 1, 1997 by and between Mark D. Thompson
("Employee")   and  Cardinal  Realty   Services,   Inc.,  an  Ohio   corporation
("Employer").

                                    RECITALS:
                                    ---------

         A. Employee and Employer are a party to that certain Employment Agreement dated as of April 1, 1996, as amended by that certain Amendment to Employment and Award Agreements dated as of April 18, 1996 and the Second Amendment to the Employment Agreement dated as of December 20, 1996 (as so amended, the "Employment Agreement").

         B. Terms which are used but not otherwise defined in this Third Amendment have the meanings given them in the Employment Agreement (including, without limitation, terms defined in prior Amendments to the Employment Agreement). The Employer desires to extend the term of the Employment Agreement, to increase the Base Compensation of Employee for the 1997 fiscal year, to permit the payment of a portion of the Base Compensation of the Employee for the 1997 fiscal year in shares of Common Stock and to allow the Company to pay a portion of the Cash Bonus for the 1996 fiscal year in shares of Common Stock.

         NOW THEREFORE, Employer and Employee agree to amend the Employment Agreement as provided in this Third Amendment:

         1. Amendments to Employment Agreement.

                  (a) Section 2(a) of the Employment Agreement is hereby amended by adding the following sentence after the first sentence:

                           The Employment Agreement is renewed for an additional term commencing April 1, 1997 and shall continue through March 31, 1998 (the "First Renewal Term").

                  (b) Section 3(a) of the Employment Agreement is hereby amended by adding the following provisions to the end of said Section 3(a):

                  (iv) Effective as of January 1, 1997, and thereafter during the First Renewal Term and any extension(s) thereof, Employee's Base Compensation shall equal Two Hundred and Thirty Thousand Dollars ($230,000).

                  (v) The Base Compensation paid to Employee on account of the 1997 fiscal (calendar) year shall be paid as follows:

                           (A) Two Hundred Thousand Dollars ($200,000) in cash, and

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                           (B)      Thirty Thousand Dollars  ($30,000) in shares
                                    of common stock of the Employer valued at $20.625 per share (or shares),

                  in  equal  bi-monthly   installments  of  cash  and  quarterly
                  installments of shares of Common Stock of the Employer.

                  (c) Section 3(b) of the Employment Agreement is hereby further amended by adding the following language at the end of Section 3(c):

                  (v) Notwithstanding the provisions of Section 3(b) of this Agreement, in the event that Employee shall be entitled to the payment of a Cash Bonus on account of Employer's 1996 fiscal year, then, in such event, Employee shall have the option to elect to receive such Cash Bonus in shares of its Common Stock based upon a per share price of $20.625, which shares of Common Stock shall be issued to the Trustee for the benefit of Employee on account of Employee's Cash Bonus for Employer's 1996 fiscal year.

         2. Miscellaneous.

                  (a) Effect of Amendment. Except as specifically provided herein, this Third Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Employment Agreement, and all terms and conditions of the Employment Agreement are to remain in full force and effect unless otherwise specifically amended, waived or changed pursuant hereto.

                  On and after the date of this Third Amendment, each reference in the Employment Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Employment Agreement shall mean and be a reference to the Employment Agreement as heretofore amended and as further amended by this Third Amendment.

                  This Third Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein.

                  (b) Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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                                      126


                  (c) Governing Law. This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Ohio, without regard to conflicts of laws principles.

         IN WITNESS WHEREOF, Employer and Employee have signed this Third Amendment so as of the date hereinabove provided.

                                 CARDINAL REALTY SERVICES, INC.
Attest:

                                 By: /s/ John B. Bartling, Jr.
-------------------------        ----------------------------------------
                                         John B. Bartling, Jr.,President and
-------------------------                Chief Financial Officer

-------------------------        /s/ Mark D. Thompson
                                 ----------------------------------------
                                     MARK D. THOMPSON
-------------------------



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